Exhibit 28(a)(5) under Form N-1A

Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED TOTAL RETURN GOVERNMENT BOND FUND

Amendment No. 5

to the

Declaration of Trust

(dated June 14, 1995)

THIS Declaration of Trust is amended as follows:

Strike the first paragraph of Section 5 of Article III and substitute in its place the following:

Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the initial Series shall be, and is established and designated as, Federated Total Return Government Bond Fund, and the initial classes shall be, and are established and designated as,

Institutional Shares

Class R6 Shares

Service Shares

The undersigned hereby certify that the above Amendment is a true and correct Amendment to the Declaration of Trust as approved by the Board of Trustees at a meeting on the 10th day of February, 2016, to become effective on June 6, 2016.

Witness the due execution this 10th day of February 2016.

/s/ John F. Donahue	/s/ Peter E. Madden
John F. Donahue	Peter E. Madden

/s/ John T. Collins	/s/ Charles F. Mansfield, Jr.
John T. Collins	Charles F. Mansfield, Jr.

/s/J. Christopher Donahue	/s/ Thomas M. O’Neill
J. Christopher Donahue	Thomas M. O’Neill

/s/ G. Thomas Hough	/s/ P. Jerome Richey
G. Thomas Hough	P. Jerome Richey

/s/ Maureen Lally-Green	/s/ John S. Walsh
Maureen Lally-Green	John S. Walsh